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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 3)*

                           SIGMATRON INTERNATIONAL, INC.
                                   (Name of Issuer)

                                    COMMON STOCK
                            (Title of Class of Securities)

                                     82661L101
                                   (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                    SCHEDULE 13G

 CUSIP NO.     82661L101                         PAGE  2  OF  4  PAGES
              -----------                             ---    ---

_____________________________________________________________________________

  1   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gary R. Fairhead
_____________________________________________________________________________

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) /   /
                                                                   (b) / X /

_____________________________________________________________________________

  3   SEC USE ONLY

_____________________________________________________________________________

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
_____________________________________________________________________________

               5  SOLE VOTING POWER

  NUMBER           139,912*
    OF         ______________________________________________________________
  SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED            0
    BY
   EACH        ______________________________________________________________
 REPORTING     7  SOLE DISPOSITIVE POWER
  PERSON
   WITH            139,912*
               ______________________________________________________________
               8  SHARED DISPOSITIVE POWER

                   0
_____________________________________________________________________________

 9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON

                   139,912*
_____________________________________________________________________________

 10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                           /   /

                   N/A
_____________________________________________________________________________

 11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   4.86%
_____________________________________________________________________________

 12               TYPE OF REPORTING PERSON*

                   IN
_____________________________________________________________________________

       * Includes 28,500 options which are deemed currently exercisable.

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ITEM 1 (a)     Name of Issuer:
                                 SigmaTron International, Inc.

ITEM 1 (b)     Address of Issuer's Principal Executive Offices:

                                 2201 Landmeier Road
                                 Elk Grove Village, IL 60007

ITEM 2 (a)     Name of Person Filing:
                                 Gary R. Fairhead

ITEM 2 (b)     Address of Principal Business Office, or, if none, Residence:

                                 SigmaTron International, Inc.
                                 2201 Landmeier Road
                                 Elk Grove Village, IL 60007

ITEM 2 (c)     Citizenship:
                                 United States

ITEM 2 (d)     Title of Class of Securities:
                                 Common Stock, Par value $0.01 per share

ITEM 2 (e)     CUSIP Number:
                                 82661L101

ITEM 3         Not Applicable (This Schedule is filed pursuant to Rule
               13d-1(c).)

ITEM 4         Ownership:

               The following information is provided as of December 31, 1997:

               (a)  Amount Beneficially Owned:             139,912*

               (b)  Percent of Class:                      4.86%

               (c)  Number of shares as to which such person has:

                    (i)       sole power to vote or to direct the vote:
                              139,912*
                    (ii)      shared power to vote or to direct the vote: 0
                    (iii) sole power to dispose or to direct the disposition of: 139,912*
                    (iv) shared power to dispose or to direct the disposition of: 0

* Includes options for 28,500 shares which are deemed currently exercisable


ITEM 5         Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

                                   Page 3 of 4

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ITEM 6         Ownership of More than Five Percent on Behalf of Another Person:
               Not Applicable


ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company: Not Applicable


ITEM 8         Identification and Classification of Members of the Group: Not
               Applicable


ITEM 9         Notice of Dissolution of Group: Not Applicable


ITEM 10        Certification: Not Applicable


SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              February 2, 1998
                                          _____________________________
                                            Date
                                          /s/ Gary R. Fairhead
                                          _____________________________
                                            Signature

                                              Gary R. Fairhead
                                          _____________________________
                                            Name/Title


ATTENTION:     INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



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